Exhibit (i)

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 034855-0102

January 28, 2011

Lotsoff Capital Management Investment Trust
20 North Clark Street
34th Floor
Chicago, Illinois  60602-4109

Ladies and Gentlemen:

We have acted as counsel for you in connection with the preparation of an Amendment to the Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of units of beneficial interest (such units of beneficial interest being hereinafter referred to as “Shares”) in the Lotsoff Capital Management Investment Trust in the manner set forth in the Registration Statement to which reference is made.  In this connection we have examined:  (a) the Amended Registration Statement on Form N-1A; (b) your Certificate of Trust, Agreement and Declaration of Trust and Bylaws, as amended to date; (c) trust proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares when sold as contemplated in the Amended Registration Statement on Form N-1A will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Amended Registration Statement on Form N-1A.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP

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